Exhibit 99.1

For Immediate Release

For more information:

Jefferson Harralson

Chief Financial Officer

(864) 240-6208

Jefferson_Harralson@ucbi.com

United Community Banks, Inc. Announces COMPLETION

OF MERGER WITH NLFC HoLDINgs CORP., the Parent OF NAVITAS CREDIT Corp.

GREENVILLE, SC, February 1, 2018 – United Community Bank (“United”), the banking subsidiary of United Community Banks, Inc. (NASDAQ: UCBI) has completed its merger, effective February 1, 2018, with NLFC Holdings Corp. (“NLFC”) and its wholly-owned subsidiary, Navitas Credit Corp. (“Navitas”), headquartered in Ponte Vedra, Florida.

The merger with Navitas provides United with a premier specialty lending platform that offers equipment finance credit services to small and medium-sized businesses nationwide. United’s plan is to take advantage of the synergies that are created by Navitas’ proven growth capabilities and United’s strong balance sheet, low cost funding and excess liquidity. Navitas will continue to operate under its legacy brand.

“For some time, we have been looking for the right equipment finance company to help grow our C&I lending business. Navitas is that ‘right’ partner. The Navitas management and leadership team is impressive, possesses significant industry experience, and is committed to providing excellent customer service. They also come with a proven track record of delivering quality growth,” said Lynn Harton, President and Chief Executive Officer of United. “We are excited to have Navitas as part of the United team.”

Gary Shivers, President and Chief Executive Officer of Navitas stated, “We went into this transaction with three primary goals in mind. First, we wanted to provide liquidity and a good outcome for our investors that supported the company over the years. Second, we wanted to find a partner that had the financial resources that could support the goals and aspirations of our talented management team. Lastly, we wanted to be part of an organization that shares our values and focus of serving our customers and supporting our employees. I firmly believe that we have achieved all of these goals. I want to thank the management and staff of United for the warm welcome we have received, and look forward to building a market-leading equipment finance organization with them.”

As of December 31, 2017, Navitas reported outstanding loans and leases totaling approximately $380 million in the aggregate comprised of a diversified group of business borrowers operating in multiple industries and geographic markets. Navitas serviced over 18,000 finance contracts with a total original value of over $800 million for approximately 15,500 business customers.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) is a bank holding company based in Blairsville, Georgia with $11.9 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the southeast region’s largest full-service banks, operating 156 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products including mortgage, advisory, and treasury management. Respected national research firms consistently recognize United Community Bank for outstanding customer service. For the last four years, J.D. Power has ranked United Community Bank first in customer satisfaction in the Southeast. In 2017, for the fourth consecutive year, Forbes magazine included United on its list of the 100 Best Banks in America. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.